Exhibit 99.1

FOR IMMEDIATE RELEASE

Werner Enterprises Acquires Leading Final Mile Carrier NEHDS
Logistics, LLC

•Expands Werner Final Mile capabilities with a growing market leader primarily serving the Northeast U.S and Midwest and expanding in the Mid-Atlantic and Southeast.
•Integrates with Werner’s existing nationwide final mile home delivery network for big and bulky products to offer current and existing customers an expanded portfolio of transportation solutions.
•NEHDS Logistics, LLC achieved annual revenues of $71.4 million for the twelve months ended September 2021 and produced an average annual revenues growth rate of 27% over the last three years. NEHDS is expected to be accretive to Werner’s earnings per share in 2022.

OMAHA, Neb., November 29, 2021 -- Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation’s largest transportation and logistics companies, today announced it has signed a definitive agreement and has closed on the acquisition of NEHDS, based in Monroe, Connecticut, for a purchase price of $64 million, which includes a $4 million earnout. NEHDS operates a fleet of over 400 delivery trucks primarily in the Northeast and Midwest U.S. corridors. NEHDS delivers primarily big and bulky products using 2-person delivery teams performing residential and commercial deliveries through a network of 19 cross dock, warehouse and customer facilities.

“The addition of the NEHDS operations, management team, talented staff and strong customer relationships to the Werner family represents a significant step forward in our Final Mile delivery program. The combination of award winning service that NEHDS provides to its clients, along with the comprehensive portfolio of trucking capability, final mile logistics services and technology will bring the Werner and NEHDS customer base many advantages,” said Derek Leathers, Chairman, President and Chief Executive Officer.

NEHDS skilled drivers, operations team, independent contractors and facilities network strengthen our big and bulky products delivery offering by adding asset and employee-based operations with experience in complex deliveries to our already established national network of independent contractor agent locations. We expect this transaction to be accretive in 2022 and anticipate cost synergies in several areas of the business.

•Shared values of obtaining winning customers with high expectations, establishing long-term mutual service objectives, and delivering best-in-class performance in the service-sensitive, consumer driven ecommerce delivery market.
•The talented NEHDS leadership team, drivers, non-driver associates and independent contractors will remain with the business, and we will rebrand NEHDS into Werner Final Mile.
•Cost-saving synergies based on Werner’s size and buying power and collaboration between NEHDS and Werner Final Mile.

Leathers continued, “Both companies share a passion for valuing its professional drivers, associates and customers. We look forward to welcoming the NEHDS team and working together to maintain and grow the excellent relationships with current customers, independent contractors, employee drivers and office

Werner Enterprises, Inc. - Release of November 29, 2021

associates. We are excited at the opportunity to create additional value for new and existing customers. We remain committed to profitably growing our Logistics portfolio.”

“With a deep heritage of compassion for all associates, contractors and customers, we are grateful to unite with a likeminded company in Werner that has similar core values to NEHDS. Werner’s technology, logistical expertise and geographic footprint is extremely attractive in partnering together. I am personally grateful for the opportunity to join the Werner team along with our entire management team, associates and contractors,” said Gerry Burdo, Founder and President of NEHDS.

Werner financed the transaction through a combination of cash on hand and existing credit facilities. Beginning in fourth quarter 2021, NEHDS financial results will be included in the Werner Logistics segment.

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss the NEHDS acquisition on November 29, 2021 beginning at 4:00 p.m. CT. The news release, live webcast of the conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “News & Events” and then “Events Calendar.” To participate in the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call. A replay of the conference call will be available on November 29, 2021 at approximately 7:00 pm CT through December 28, 2021 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 5979406. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “News & Events” and then “Events Calendar.”

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2020 revenues of $2.4 billion, an industry-leading modern truck and trailer fleet, over 13,000 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

About NEHDS

NEHDS Logistics, LLC is a premium Final Mile logistics service provider founded in 2006, specializing in the white glove delivery, installation, warehousing and inventory management of home furniture and appliances. NEHDS has significant regional density with 19 fully managed or operated locations primarily in the Northeast and Midwest U.S. with additional facilities in the Mid-Atlantic and Southeast with a fleet of over 400 delivery trucks.

Advisors

Koley Jessen P.C., L.L.O. served as legal counsel to Werner Enterprises. Eckert Seamans Cherin & Mellott, LLC served as legal counsel to NEHDS Logistics.

Werner Enterprises, Inc. - Release of November 29, 2021

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequently filed Quarterly Reports on Form 10-Q.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.